Exhibit 14

SOUTH JERSEY INDUSTRIES CODE OF ETHICS

TABLE OF CONTENTS

I.	Policy	2

II.	Responsibility & Penalties for Non-Compliance	2

III.	Specific Areas of Policy Statement	2-6

IV.	Guidelines	6

V.	Reporting of Violations	6-8

VI.	Distribution	8

SOUTH JERSEY INDUSTRIES CODE OF ETHICS

I.     Policy

It is the policy of South Jersey Industries and all of its subsidiary companies (hereinafter the “Company”) to require its Board of Directors and employees to devote their loyalties to the interest of the Company and to keep themselves free of any influences that might conflict or create an appearance or perception of conflict with their obligations to represent the best interests of the Company at all times.

II.            Responsibility & Penalties for Non-Compliance

It is the responsibility of every Director and employee of the Company to understand and comply with this policy.  Appropriate disciplinary action will be taken against anyone who violates and/or condones any violation of this policy. It is the responsibility of all management to ensure that their employees are in compliance.  The Human Resources Department is responsible for the overall administration of this policy and for policy interpretation.

III.            Specific Areas of Policy Statement

▪	Procurement Activities

The highest standards of personal conduct and business ethics are required of each person directly involved in procurement activities, as well as those who are in a position to influence procurement decisions or relationships. In the procurement of equipment, supplies and services, no supplier may be given improper information, preference or advantage over others.

▪	Conflict of Interest

No Director or employee shall engage in business transactions or professional activity or have a financial or other private interest, which is in conflict with the proper discharge of his/her position. A conflict of interest arises when a personal dealing or interest conflicts with the Company's interests.

▪	Safety

The Company is charged with providing safe service to the public and/or customers. If an employee fails to correct a known hazard or to notify supervision of a known hazard which exposes the public, customers and/or employees to harm, the employee is in violation of this policy. Employees are responsible to observe and report safety problems, establish warnings to keep others safe and correct unsafe conditions.

SOUTH JERSEY INDUSTRIES CODE OF ETHICS

▪	Company Information

Company information may take many forms - physical records, electronic data or personal knowledge - and can include financial, technical, strategic and other records of a confidential or proprietary nature. Such information is a valuable corporate asset that must never be used for personal gain or given to others for their use. Disclosure of such proprietary information by any Director or employee is strictly prohibited, unless there is an identified and valid business need, where executive authorization has been properly secured.

▪	Company Property and Funds

Every Director and employee is responsible for safeguarding Company property and funds to prevent their abuse, unauthorized personal use, loss or theft. Company property includes facilities, equipment, supplies, tools, vehicles, funds, telephone and computer lines and services and other assets that are intended for conducting Company business. Users of the network system may be monitored to ensure compliance. (Refer to Operating Procedure A6.2, Procedures for Corporate Personal Computing)

▪	Acceptance or Solicitation of Things of Value

Business decisions must be made objectively; solely on the basis of quality, service, price and similar competitive factors.

Gifts other than those of a nominal value that are received by a Director or employee shall be returned to the donor, accompanied with an explanation about this policy.

Meals and other social events, the main purpose of which is to establish and maintain necessary business relationships, are considered legitimate business expenses. Directors and employees may also accept business meals and entertainment as long as the business purpose is valid. Directors and employees shall decline any offers of lavish business meals or entertainment, or any offers that could be interpreted or appear as having been offered with the intent of influencing the individual’s business judgment.

▪	Legislative and Regulatory Compliance

All businesses and public utilities in particular are subject to many federal, state and local laws and regulations. All Directors and employees shall uphold the laws and applicable regulations and never knowingly be a party to their evasion.

SOUTH JERSEY INDUSTRIES CODE OF ETHICS

    ▪     Employment Practices

No Director or employee shall accept employment, engage in any business transaction or make any investment which will be detrimental to the Company or interfere in any manner whatsoever, with the discharge of his/her Company duties and responsibilities.

▪	Discrimination and Under Coercion

No Director or employee of the Company shall unfairly discriminate through the dispensing of special privileges or favors, whether for remuneration or not. No Director or employee shall utilize the authority vested in him/her by virtue of his/her position with the Company, to coerce peers or subordinates to provide favors or privileges, personal or financial, under fear of retribution or disparate treatment.

▪	Affiliate Relationships

The New Jersey Board of Public Utilities has adopted standards in evaluating affiliate relationships, which provide for both fair competition as well as a “no harm to ratepayers” standard.  Additionally, federal antitrust laws prohibit practices which restrict fair market competition.  Accordingly, SJG's affiliate relationships have been structured to ensure that (1) our transactions are in compliance with applicable laws, (2) that our ratepayers are not subsidizing non-regulated operations, and (3) that procurement practices and procedures are open, unbiased and at arms length.  Specific accounting guidelines are outlined in Operating Procedure A2.2 (Procedures for the Recording and Invoicing of Affiliated Company Transactions).  Directors and employees must be aware of state and federal laws and regulations governing affiliate relationships.

▪	Antitrust - Competition

All Directors and employees must comply with antitrust and competition laws throughout the world. These laws protect the free enterprise system and encourage vigorous, but fair, competition. All product and service development, manufacturing and sales efforts must conform to the highest ethical standards. Engaging in or conspiring to do any of the following is strictly forbidden:

•	price fixing, bid rigging, colluding to allocate customers or markets, boycotting suppliers or customers;
•	controlling the resale pricing of distributors and dealers;
•	disparaging a competitor, misrepresenting our own products or services;
•	stealing trade secrets;
•	offering or paying bribes or kickbacks

SOUTH JERSEY INDUSTRIES CODE OF ETHICS

All mergers, acquisitions, strategic alliances, and other types of extraordinary business combinations which raise concerns of market domination or abuse, shall receive timely legal review to assure that we compete aggressively but not unlawfully. The same is true as to the Company’s routine business and licensing plans.

Antitrust laws are to be vigorously enforced. Failure to comply with antitrust or competition laws could result in heavy fines and imprisonment in criminal cases, and high damage awards and injunctions in civil cases. Directors and employees shall seek the advice of the Office of General Counsel when confronted with business decisions involving significant risks of antitrust exposure for the Company or individual employees.

▪	Employment

No Director or employee shall use his or her position to unduly influence the process of hiring or promotion decision-making process. The best qualified applicants will be referred, considered and selected; the process shall be conducted in an open and objective manner. In the areas of recruitment, hiring, compensation, education, health, promotion and training, the Company’s policies are nondiscriminatory, providing fair and equal opportunities.

▪	Maintenance of Accurate and Complete Records

Every employee has the responsibility to maintain accurate and complete records. No false, misleading or artificial entries may be made on the Company’s books and records. No funds or assets may be maintained by the company for any illegal or improper purposes. All transactions must be fully and completely documented and recorded in the Company’s accounting records.

▪	Insider Trading

The Company has a long-standing commitment to comply with all securities laws and regulations. U.S. securities laws, which apply to the Company worldwide, prohibit persons from trading in the securities of a company on the basis of material non-public information. Material non-public information is any information concerning a company’s business, prospects, securities, or market which an investor might consider important in deciding whether to buy or sell the securities, or which could effect their market price. Examples of material information include: possible mergers, acquisitions or divestitures; actual or estimated financial results or changes in dividends; purchases and sales of investments in companies; obtaining or losing significant contracts; significant discoveries or product developments; threatened major litigation or developments in such matters; and major changes in business strategies. In all cases, donot buy or sell Company securities until you have obtained pre-clearance from the Office of General Counsel.

SOUTH JERSEY INDUSTRIES CODE OF ETHICS

Two simple rules can help protect you in this area. (1) Don’t use material non-public information for personal gain; (2) don’t pass along such information to someone else who has no need to know.

Direct any questions to the Office of General Counsel.

▪	Policies and Procedures

All Directors and employees are required to understand, endorse and support Company policies and procedures, including this code of ethics and the standards it prescribes, and never knowingly be party to their evasion.

IV.            Guidelines

Here are some general guidelines to help Directors and employees better understand what the Company believes to be in the best interests of our employees, customers, shareholders and those with whom we do business.

Answering the following questions may also help you handle specific situations:

•	Could this action appear “inappropriate” to others?
•	Will my action comply with the intent and purpose of Company policies and practices?
•	May I be called upon to defend my action to supervisors, the Board of Directors, executives, employees and/or the general public?
•	Will this action compromise me?
•	Can I feel comfortable about doing this?

If you are unsure about whether or not to act, contact the Human Resources Department for clarification.

V.            Reporting of Violations

A.            Directors and Officers who have knowledge of or suspect a violation of this Code of Ethics must report this information to the Chairman/CEO or General Counsel, and the lead Independent Director. If the Chairman/CEO is the subject of the suspected violation, the Director or Officer must contact the lead Independent Director. Directors and Officers have an obligation to come forward and should feel comfortable in coming forward to address any issue that they believe is a violation of this policy.

SOUTH JERSEY INDUSTRIES CODE OF ETHICS

The Company or the appropriate Board of Director committee shall conduct an investigation into the alleged violation and all information will be maintained in a confidential manner. The Nominating and Governance Committee is responsible for investigating conflicts of interest regarding directors and senior executives. The Audit Committee is responsible for suspected violations regarding fraud, theft or similar conduct or misrepresentation of the Company’s financial statements and accounts. Once the investigation is complete, General Counsel will inform the Directors of the results of the investigation.

B.            Employees who have knowledge of or suspect a violation must report this information to local department/division management. However, if local management is the subject of the suspected violation, he/she shall contact the current Vice President of Human Resources or General Counsel. If either of these two officials is the subject of the suspected violation, the employee shall contact the Chairman/CEO and the lead Independent Director. In any event, employees have an obligation to come forward and should feel comfortable in coming forward to address any issue that they believe is a violation of this policy.

The Company shall conduct an investigation into the alleged violation and all information will be maintained in a confidential manner.  Once the investigation is completed, the Human Resources Department will inform the employee of the results of the investigation.

C.            During the investigation of a suspected violation, Directors and employees are required to cooperate in the investigation. Specifically, the following conduct is strictly prohibited:

•	Interfering with or obstructing an investigation
•	Misrepresenting the facts, or failing to disclose facts during an investigation
•	Retaliating, or attempting to retaliate, against anyone who has made a good faith report of a suspected or known violation
•	Attempting to discover the identity of any person cooperating in the investigation

D.            In addition to internal reporting mechanisms, the Company has contracted with a third party for employees to make reports of concerns. To make a report, log on to www.MySafeWorkplace.com or call (800) 461-9330.  Your confidential and anonymous report will instantly be forwarded for review and proper handling.

Once you make a confidential submission to myworkplace.com, you are provided a unique access number and asked to provide a personal password that allows you to anonymously re-enter the internet site.  By clicking on the “report status” link, you are then able to post and review messages anonymously to management through a message board pertaining to your report.  You are also able to participate in any follow-up that may take place.

SOUTH JERSEY INDUSTRIES CODE OF ETHICS

The following, although not all inclusive, is a list of incident types that you are able to report through MySafeWorkplace.

•               Accounting Irregularities
•               Auditing Matters
•               Discrimination
•               Ethics Violations
•               Fraud
•               Harassment
•               Industrial Accidents
•               Mismanagement
•               Mistreatment
•               Substance Abuse
•               Theft
•               Threats of Violence
•               Unfair Labor Practices
•               Unsafe Work Conditions

All information is kept confidential.

VI.            Distribution

All Directors and employees

SOUTH JERSEY INDUSTRIES CODE OF ETHICS

Board Member Certification

I have received my copy of the South Jersey Industries Code of Ethics.  By signing below, I am certifying that I have read and understand all of the provisions of Code of Ethics and understand that as a member of the Board of Directors of South Jersey Industries, I must adhere to the policies and procedures set forth herein.

____________________________________ Dr. Shirli M. Billings	____________________________________ Helen R. Bosley
____________________________________ Thomas A. Bracken	____________________________________ Keith S. Campbell
____________________________________ W. Cary Edwards	____________________________________ Edward J. Graham
____________________________________ Sheila Hartnett-Devlin	____________________________________ William J. Hughes
____________________________________ Dr. Herman D. James	____________________________________ Frederick R. Raring

.

SOUTH JERSEY INDUSTRIES CODE OF ETHICS

Employee Certification

I have received my copy of the South Jersey Industries Code of Ethics.  By signing below, I am certifying that I have read and understand all of the provisions of Code of Ethics and understand that as an employee of South Jersey Industries, I must adhere to the policies and procedures set forth herein.

____________________________________
Employee Name (please print)

____________________________________
Employee Number

____________________________________
Employee Signature

____________________________________
Dated

NOTE: THIS POLICY REPLACES THE EMPLOYEE CODE OF ETHICS CURRENTLY FOUND AT SECTION E21.1 OF THE HUMAN RESOURCES MANUAL.